Exhibit 99.1

200 Crossing Boulevard, Bridgewater, NJ 08807

Synchronoss Technologies, Inc. Announces Closing of $230.0 Million

of 0.75% Convertible Senior Notes due 2019

Press Release:

BRIDGEWATER, N.J., August 12, 2014 — Synchronoss Technologies, Inc. (NASDAQ: SNCR) (the “Company”), a mobile innovation leader that provides cloud solutions and software-based activation for connected devices across the globe, announced today the closing of its offering of $230.0 million aggregate principal amount of 0.75% Convertible Senior Notes due 2019 (the “Notes”) in an underwritten public offering.  The offering included $30.0 million aggregate principal amount of Notes issued pursuant to the full exercise of the underwriters’ over-allotment option.  Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC acted as joint book-running managers for the offering.

The notes are unsecured, unsubordinated obligations of the Company, and will mature on August 15, 2019, unless earlier repurchased or converted. Interest is payable semi-annually in arrears on August 15 and February 15 of each year, beginning on February 15, 2015 at a rate of 0.75% per annum. The notes will be convertible at the option of holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.  Upon conversion, holders will receive shares of the Company’s common stock up to the principal amount of the notes and cash in lieu of fractional shares, if any. Holders of the notes will have the right to require the Company to purchase all or some of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of certain events.  The notes have an initial conversion rate of 18.8072 shares of common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $53.17 per share. The initial conversion price represents a premium of approximately 37.5% to the closing price of the Company’s common stock on August 6, 2014, which was $38.67 per share.

The Company has estimated that the net proceeds from the offering will be approximately $222.9 million, after payment of the underwriters’ discounts and estimated offering expenses payable by the Company.  The Company expects to use the net proceeds of the note offering to repay a portion or all of the Company’s outstanding indebtedness under its revolving credit facility, and for general corporate purposes, including potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including any shares of the Company’s common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The offering was made pursuant to a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 5, 2014 and a final prospectus filed with the SEC on August 7, 2014. Before you invest, you should read the final prospectus, the registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, tel: 1-800-221-1037, email newyork.prospectus@credit-suisse.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, LLC, 1155 Long Island Avenue, Edgewood, NY 11717, tel: 1-866-803-9204.

Cautionary Statement:

The statements in this release relating to the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the anticipated use of the proceeds of the offering, which could change, and the impact of general economic, industry or political conditions in the United States or internationally. Factors that could cause such differences are described under the heading “Risk Factors” contained in the Company’s registration statement filed with the SEC on August 5, 2014 related to the offering and the risks discussed in the Company’s periodic filings with SEC.

You are cautioned not to place undue reliance on the Company’s forward-looking statements, which speak only as of the date such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this August 12, 2014 press release, or to reflect the occurrence of unanticipated events.

About Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc. (NASDAQ:SNCR), is a mobile innovation leader that provides cloud solutions and software-based activation for connected devices across the globe. The company’s proven and scalable technology solutions allow customers to connect, synchronize and activate connected devices and services that empower enterprises and consumers to live in a connected world. For more information visit us at: www.synchronoss.com.

The Synchronoss logo and Synchronoss are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

Source:  Synchronoss Technologies, Inc.

Contact:

Media:

Stacie Hiras, +1 908-674-0758

Stacie.hiras@synchronoss.com

Investor:

Brian Denyeau, +1 646-277-1251
investor@synchronoss.com